FOR IMMEDIATE RELEASE

Stanley Works Reports 1Q 2007 Results

Revenues Up 10%; EPS $0.80, Up 78%

New Britain, Connecticut, April 25, 2007 ... The Stanley Works (NYSE: SWK) announced that 1Q07 net income was $68 million, $0.80 per fully-diluted share, up 78% over earnings of $38 million ($0.45 per fully-diluted share) from continuing operations in 2006.

Earnings per fully-diluted share included 5¢ of restructuring related charges, as compared with 25¢ of restructuring and acquisition inventory accounting charges in 2006.

Net sales were $1,062 million, up 10% over last year. Excluding sales from recent acquisitions – primarily HSM Electronic Protection Services, Inc. (“HSM”) – sales increased 4%, of which 2% was favorable currency. Gross profit was $395 million, or 37.2% of sales, vs. $332 million or 34.3% last year. Included in the prior year were $19 million of non-cash inventory step-up charges related to acquisitions; aside from step-up charges, gross profit from continuing operations was $350 million or 36.2% of sales. Thus a 100bp improvement was achieved aside from step-up charges.

Selling, general and administrative (“SG&A”) expenses from continuing operations were $259 million compared with $239 million last year. SG&A expenses associated with acquired businesses accounted for approximately $14 million of the increase. SG&A expense as a percent of sales was 24.4% vs. 24.7% last year, a reduction of 30bps.

Operating margin was $136 million (12.8% of sales), up 46% over $93 million (9.6% of sales) last year. Aside from the aforementioned inventory step-up charges, operating margin in 2006 was $112 million (11.5% of sales), yielding an improvement of 130bps in 2007. Income tax expense was 27% of net income as compared with 24% in the prior year. Other net expenses of $20 million included $6 million of non-cash amortization expense related to acquired HSM service contracts.

Free cash flow was $68 million (100% of net income), compared with $71 million in 2006.

John F. Lundgren, Chairman and Chief Executive Officer, stated: “We are encouraged by the overall performance of our business portfolio, which is more diversified and less dependent on building product end markets than several years ago. Continued weakness in U.S. retail and construction markets brought about an expected decline in Fastening Systems; however, the remainder of the portfolio achieved solid organic sales growth, with particular strength in industrial markets in North America and Europe. Our hand tools business continued to gain share, fueled by a third wave of FatMax® Xtreme™ tools in North America, increased merchandising support for the FatMax® product line and a successful European new product launch that included FatMax® XL™.”

Construction & DIY segment sales of $424 million increased 3% over 2006 with organic sales growth in Europe and Asia offsetting a decline in the Americas attributable primarily to weakness in the Fastening Systems business. Segment profit was 14.8% versus 14.1% last year, reflecting a favorable mix toward higher margin new hand tool products.

Industrial segment sales increased 9% to $311 million, 4% of which was currency, on strength across the segment. Industrial and automotive repair tools growth was 9%, while engineered solutions grew 10%. Segment profit was 14.6% vs. 7.9% last year; aside from the aforementioned non-cash inventory step-up charges, prior year segment profit was 11.3%. Thus a 330bp improvement in comparable segment profit was achieved, which reflects second year Facom synergies, price realization and leverage from higher sales volumes.

Security segment sales increased 20% to $328 million, due primarily to the inclusion of HSM, acquired in mid-January 2007. Sales excluding acquisitions were up 1%, with strength in the mechanical access solutions businesses offset by weakness in the U.S. systems integration business. Segment profit was 13.9% vs. 10.2% last year. Aside from non-cash inventory step-up charges, prior year segment profit was 13.4%. This 50bp improvement in comparable segment profit reflects the inclusion of HSM, the favorable impact of a mix shift toward mechanical access and the benefit of cost reduction programs implemented in 2006, partially offset by lower installation margins in the legacy U.S. systems integration business.

Mr. Lundgren added: “We continue to deliver solid earnings and cash flow despite challenging environments in several served markets. Our focus is on profitable growth through productivity and price/inflation recovery, as well as executing acquisition integrations and improving Fastening Systems financial performance. We remain confident in prospects for this year and beyond.”

Management updated estimates for 2007, reaffirming previous earnings estimates of $4.00-$4.10 per fully diluted share, an increase of 15-18% over 2006 earnings from continuing operations. The outlook for total sales growth is approximately 8% and for organic growth of approximately 2% based on anticipation of continued weak conditions in housing-related markets. This estimate includes anticipated restructuring related charges totaling $0.20 per fully-diluted share and a tax rate in the 26-28% range vs. 21% in 2006. Free cash flow is expected to be $400 — 450 million.

Second quarter total sales growth is projected at approximately 8%, with organic sales growth of about 2%. Second quarter net earnings are estimated at approximately $1.00 per fully diluted share, up 11% on continuing operations, including $0.08 – $0.10 of restructuring related charges and an income tax rate in the 26-28% range.

The company has scheduled a conference call with investors for 10:00am Eastern time tomorrow, Thursday, April 26, 2007 to discuss information in this release. The call is accessible by telephone at (800) 267-8424 (domestic) and (706) 634-0695 (international) and via the Internet at www.stanleyworks.com by selecting “Investor Relations”. A slide presentation to accompany the call will be available at www.stanleyworks.com and will remain available after the call. A replay will also be available two hours after the call and can be accessed at (800) 642-1687 by entering the conference identification number 5156943.
Operating margin is defined as sales less cost of sales less SG&A (reconciliation on pg. 10). Management uses operating margin and its percentage of net sales as key measures to assess the performance of the company as a whole, as well as the related measures at the segment level.

Free cash flow is defined as cash flow from operations less capital and capitalized software expenditures (reconciliation on pg. 8). Free cash flow does not reflect, among other things, deductions for mandatory debt service, other borrowing activity, discretionary dividends on the company’s common stock and acquisitions. Organic sales growth is defined as total sales growth less sales of companies acquired in the past twelve months and less foreign currency impacts. The company believes these are important measures of its liquidity, of its ability to fund future growth and to provide a return to the shareowners, and of its sales performance.

The Stanley Works, an S&P 500 company, is a diversified worldwide supplier of tools and engineered solutions for professional, industrial, construction and do-it-yourself use, and security solutions for commercial applications. More information about The Stanley Works can be found at http://www.stanleyworks.com.

Contact:	Gerry Gould, V. P. — Investor Relations (860) 827-3833 or ggould@stanleyworks.com

The Stanley Works corporate press releases are available on the company’s Internet web site at http://www.stanleyworks.com.

CAUTIONARY STATEMENTS
Under the Private Securities Litigation Reform Act of 1995

Statements in this press release, including but not limited to those regarding the Company’s ability to: (i) deliver 2007 earnings of $4.00 — $4.10 per fully diluted share; (ii) deliver 2007 total sales growth of approximately 8% and organic growth of approximately 2%; (iii) limit restructuring-related charges in 2007 to 20 cents per fully diluted share; (iv) limit 2007 taxes to a rate of 26-28%; (v) deliver free cash flow of $400-$450 million in 2007; (vi) deliver second quarter total sales growth of approximately 8% and organic sales growth of about 2%; (vii) deliver second quarter net earnings of approximately $1.00 per fully diluted share; (viii) limit second quarter restructuring related charges to 8 – 10 cents per fully-diluted share; and (ix) limit the income tax rate applicable in the second quarter to 26-28% are “forward looking statements” and subject to risk and uncertainty.

The Company’s ability to deliver the results as described above (the “Results”) is based on current expectations and involves inherent risks and uncertainties, including factors listed below and other factors that could delay, divert, or change any of them, and could cause actual outcomes and results to differ materially from current expectations. In addition to the risks, uncertainties and other factors discussed in this press release, the risks, uncertainties and other factors that could cause or contribute to actual results differing materially from those expressed or implied in the forward looking statements include, without limitation, those set forth under Item 1A Risk Factors of the Company’s Annual Report on Form 10-K and any material changes thereto set forth in any subsequent Quarterly Reports on Form 10-Q, those contained in the Company’s other filings with the Securities and Exchange Commission, and those set forth below.

The Company’s ability to deliver the Results is dependent upon: (i) the Company’s ability to successfully integrate HSM and other recent acquisitions, as well as future acquisitions, while limiting associated costs; (ii) the Company’s ability to deliver cost reductions and profit improvement in its Fastening Systems business; (iii) the success of the Company’s efforts to negotiate severance arrangements and lease terminations related to its European reorganization within established parameters; (iv) the Company’s ability to minimize the costs to relocate equipment and inventory; (v) the Company’s ability to complete the

Fastening and European reorganizations within anticipated time frames; (vi) the Company’s ability to continue making strategic acquisitions; (vii) the Company’s ability to reduce large customer concentrations;

(viii) the success of the Company’s effort to build a growth platform and market leadership in Security Solutions; (ix) the success of the Company’s efforts to identify and develop new markets for Security Solutions; (x) the Company’s ability to expand the branded tools and hardware platform; (xi) the Company’s success at new product development and introduction and identifying and developing new markets; (xii)  the success of the Company’s efforts to manage freight costs, steel and other commodity costs; (xiii) the success of the Company’s efforts to sustain or increase prices in order to, among other things, offset or mitigate the impact of steel, freight, energy, non-ferrous commodity and other commodities costs and other inflation increases; (xiv) the Company’s ability to generate free cash flow and maintain a strong debt to capital ratio; (xv) the Company’s ability to identify and effectively execute productivity improvements and cost reductions while minimizing any associated restructuring charges; (xvi) the Company’s ability to obtain favorable settlement of routine tax audits; (xvii) the ability of the Company to generate earnings sufficient to realize future income tax benefits during periods when temporary differences become deductible; (xviii) the continued ability of the Company to access credit markets under satisfactory terms; and (xix) the Company’s ability to negotiate satisfactory payment terms under which the Company buys and sells goods, materials and products.

The Company’s ability to deliver the Results is also dependent upon: (i) the continued success of the Company’s marketing and sales efforts; (ii) the success of recruiting programs and other efforts to maintain or expand overall Mac Tools truck count versus prior years; (iii) the ability of the Company to maintain or improve production rates in the Company’s manufacturing facilities, respond to significant changes in product demand and fulfill demand for new and existing products; (iv) the ability to continue successfully managing and defending claims and litigation; (v) the Company’s ability to continue improvements in working capital, including inventory reductions and payment terms; (vi) the success of the Company’s efforts to mitigate any cost increases generated by, for example, continued increase in the cost of energy or significant Chinese Renminbi or other currency appreciation; and (vii) the geographic distribution of the Company’s earnings.

The Company’s ability to achieve the Results will also be affected by external factors. These external factors include pricing pressure and other changes within competitive markets, the continued consolidation of customers particularly in consumer channels, inventory management pressures on the Company’s customers, increasing competition, changes in trade, monetary, tax and fiscal policies and laws, inflation, currency exchange fluctuations, the impact of dollar/foreign currency exchange and interest rates on the competitiveness of products and the Company’s debt program, the strength of the U.S. economy and the impact of events that cause or may cause disruption in the Company’s manufacturing, distribution and sales networks such as war, terrorist activities, political unrest and recessionary or expansive trends in the economies of the world in which the Company operates.

The Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date hereof.